EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into on this 8 th day of December 2003, ("Effective Date") by and between Todd Farrell (the "Executive"), SUMMIT PROPERTIES INC., a Maryland corporation, and SUMMIT MANAGEMENT COMPANY, a Maryland corporation, Summit Properties Inc. and Summit Management Company are referred herein collectively as (the "Company");

W I T N E S S E T H :

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company on the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

§ 1.

Employment

Subject to the terms of this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment with the Company. Executive initially shall serve as an officer of the Company in the capacity of Executive Vice President – Investments of Summit Properties Inc. and initially shall have the duties, rights and responsibilities normally associated with such positions consistent with the Bylaws of Summit Properties Inc. together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to him from time to time by his supervisor or as may otherwise be provided in such Bylaws. Executive shall devote his full business time, skills and best efforts to rendering services on behalf of the Company and its affiliates and shall exercise such care as is customarily required by executives undertaking similar duties for entities similar to the Company.

§ 2.

Compensation; Expenses

2.1
Base Salary . Commencing on the Effective Date, the Company shall pay Executive during the term of Executive’s employment under this Agreement, a base salary equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per annum (the "Base Salary"), which amount shall be subject to adjustment, if any, in accordance with this § 2.1. The Compensation Committee (the "Committee") of the Board of Directors of Summit Properties, Inc. (the "Board") shall review Executive’s Base Salary on an annual basis, and the Committee upon such review and in its sole discretion, may increase or decrease Executive's Base Salary by an amount which the Committee deems appropriate in light of the Company's and Executive’s performance during the period covered by such review; provided, however, that Executive’s Base Salary shall not be reduced below Two Hundred Fifty thousand and 00/100 Dollars ($250,000.00) per annum. The Base Salary, less all applicable withholding taxes, shall be paid to Executive in accordance with the payroll procedures in effect with respect to officers of the Company.

2.2
Signing Bonus. Upon the Effective Date of this Agreement, the Company shall pay to Executive a Signing Bonus of Two Hundred Thousand Dollars and 00/100 ($200,000), less all applicable withholding taxes.

2.3
Incentive Compensation . In addition to the Base Salary payable to Executive pursuant to § 2.1 and any special compensatory arrangements which the Committee provides for Executive, effective as of January 1, 2004, Executive shall be entitled to participate in any incentive compensation plans in effect with respect to senior executive officers of the Company, with the criteria for Executive's participation in such plans to be established by the Committee in its sole discretion. The Committee has determined that Executive’s cash bonus component of the above incentive compensation plan for calendar year 2004 will be calculated as a percentage of Executive’s Base Salary ranging from Zero Percent (0%) to Two Hundred Forty Percent (240%) of Base Salary, as follows:

  Sixty percent (60%) will be based on performance of the Company’s development, acquisition and disposition activities during the calendar year.
  Twenty percent (20%) will be based on the Company’s actual per share growth in Funds Flow from Operations ("FFO") during the calendar year.
  Twenty percent (20%) will be based on the Board’s evaluation of Executive’s performance of annually established goals and objectives.

For 2004, this Incentive Bonus shall be no less than One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00). The Incentive Bonus, less applicable withholding taxes, is payable as of the first day of March in the following calendar year. The Board has the discretion to establish the terms of the Incentive Bonus for calendar years after 2004.

2.4
Stock Options . Executive shall be entitled to participate in employee stock option plans from time to time established for the benefit of employees of the Company in accordance with the terms and conditions of such plans. Executive shall receive an initial grant of 12,000 shares of Summit Properties common stock. Twenty percent (20%) of this grant shall vest on March 1, 2004. The remaining shares shall vest in equal Twenty Percent (20%) installments annually thereafter, in accordance with the terms of Summit Properties’ 1994 Stock Option and Incentive Plan.

2.5
Long Term Incentive. Executive shall be entitled to participate in any future Long Term Incentive program for senior executives established by the Company, subject to terms and conditions as established by the Board.

2.6
Expenses and Relocation Allowance . Executive shall be reimbursed for all reasonable business-related expenses incurred by Executive at the request of or on behalf of the Company. The Company shall reimburse Executive up to a maximum of Twelve Thousand Dollars ($12,000.00) for household moving expenses, upon presentation of applicable receipts. The Company shall provide Executive with a furnished apartment in Charlotte until his family relocates from Atlanta, for a period not to exceed four (4) months after the Effective Date of this Agreement. In addition, the Company shall reimburse Executive on a monthly basis, less all applicable withholding taxes, the amount equal to the mortgage payment on his Atlanta home, beginning in January, 2004, and terminating the earlier of the date of sale of such home, or June, 2004. The Company shall also reimburse Executive for reasonable travel costs until his permanent relocation to Charlotte.

2.7
Participation in Employee Benefit Plans . Executive shall be entitled to participate in such medical, dental, disability, hospitalization, life insurance, profit sharing and other benefit plans as the Company shall maintain from time to time for the benefit of executive officers of the Company, on the terms and subject to the conditions set forth in such plans. In addition, during the term of this Agreement, Executive shall be entitled to a comprehensive annual physical performed, at the company’s expense, by the physician or medical group of Executive's choosing.

2.8
Vacation . In addition to Company holidays, Executive shall receive such paid vacation time each year during the term of this Agreement consistent with vacation policies of the Company for its executive officers. Said paid vacation time shall initially be fifteen days. Any unused vacation days in any year may not be carried over to subsequent years, and Executive shall receive no additional compensation for any unused vacation days.

2.9	Perquisites . Executive shall be entitled to receive such individual perquisites as are consistent with the Company's policies applicable to its executive officers.

[Remainder of Page Intentionally Left Blank]

§ 3.

Term of Employment

3.1
Term of Employment . Unless earlier terminated in accordance with § 3.2, the employment of Executive under this Agreement shall commence as of the Effective Date, and shall continue for a period of one year (the "Original Term"). Upon the expiration of the Original Term, this Agreement shall be terminable at will by either party.

3.2	Termination . During the Original Term of this Agreement, Executive’s employment under this Agreement may be terminated

(a)
by the Company upon the death of Executive (which shall be referred to as a "Death Termination") or total disability of Executive (total disability meaning the inability of Executive to perform his normal required services under this Agreement for a period of six consecutive months during the term of this Agreement by reason of Executive's mental or physical disability, as determined by the Board in good faith in its sole discretion) (which shall be referred to as a "Disability Termination"); or

(b)
by the Company for "cause," which shall exist only upon the occurrence of one or more of the following: (i) Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company, as determined by the Board in good faith in its sole discretion, (ii) Executive engages in a fraudulent act to the material damage or prejudice of the Company or any affiliate of the Company or in conduct or activities materially damaging to the property, business or reputation of the Company or any affiliate of the Company, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by Executive involving malfeasance or negligence in the performance of Executive's duties to the Company to the material detriment of the Company, as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within thirty (30) days after written notice from the Company of any such act or omission, (iv) failure by Executive to comply in any material respect with the terms of this Agreement or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within thirty (30) days after written notice from the Company of such failure, or (v) material breach by Executive of that certain noncompetition agreement between Executive and the Company of even date herewith (the "Noncompetition Agreement") as determined by the Board in good faith in its sole discretion (which shall be referred to individually and collectively as a "For Cause Termination"); or

(c)
by the Company for any reason other than a For Cause Termination, Death Termination or Disability Termination and after giving 90 days’ prior written notice to Executive (which shall be referred to as a "No Cause Termination"); or

(d)
by Executive voluntarily for any reason other than an Employee-Initiated Termination (as defined in § 3.2(e)) at any time during the Original Term and after giving 90 days' prior written notice to the Company (which shall be referred to as a "Voluntary Termination"); or

(e)
by Executive for "cause", which shall exist upon the occurrence of either of the following, provided that in either case the Board has not corrected such material reduction described below within thirty (30) days after written notice by Executive of such material reduction: (i) there is a material reduction in Executive’s duties, rights or responsibilities under this Agreement without his consent, or (ii) there is a material decrease in the aggregate value of Executive’s compensation and benefits package from the Company without his consent, other than a reduction in Executive’s Base Salary that is permitted under the provisions of § 2.1 and other than a reduction in compensation, including but not limited to a reduction in Base Salary as permitted under the provisions of § 2.1, and/or benefits affecting a broad group of employees of the Company as determined by the Board in good faith in its sole discretion (which shall be referred to as an "Employee-Initiated Termination").

§ 4.

Result of Termination

4.1
For Cause Termination or Voluntary Termination. If Executive’s employment under this Agreement is terminated during the Original Term as a result of a Voluntary Termination or a For Cause Termination, Executive shall not thereafter be entitled to receive any Base Salary for periods following such termination; provided, however, that Executive shall be entitled to receive any Base Salary which may be owned to Executive but is unpaid as of the date on which Executive's employment is terminated.

4.2
Termination As Result of No Cause Termination or Employee-Initiated Termination. If Executive’s employment under this Agreement is terminated during the Original Term as a result of a No Cause Termination or an Employee-Initiated Termination, Executive shall be entitled to receive (i) any Base Salary which may be owned to Executive but is unpaid as of the date on which Executive’s employment is terminated; and (ii) his Base Salary as in effect on the date of such termination for the period up to the first anniversary of the Effective Date. The payment of such Base Salary pursuant to clause (ii) above shall be made at such intervals in accordance with the Company’s payroll procedures in effect from time to time with respect to officers of the Company but no less frequently than monthly. In addition, in the event of Executive’s death following a No Cause Termination or an Employee-Initiated Termination, any Base Salary payable to Executive under clauses (i) and (ii) above not yet paid on the date of Executive’s death shall be paid to Executive’s designated beneficiary, if any, or if none, his surviving spouse or, if none, his estate (collectively, the "Beneficiary"). Such payments shall be made to the Beneficiary at such times as would otherwise have been payable to Executive under this Section 4.2; provided, however, that the Company may in its discretion pay such Base Salary and Bonus to the Beneficiary in a lump sum payment in an amount determined in accordance with the methodology set forth in subsection (B) of Section 4.3.

4.3
Termination as a Result of a Death Termination or a Disability Termination During Original Term . If Executive’s employment under this Agreement is terminated as a result of a Death Termination or Disability Termination during the Original Term, (i) Executive (or, in the case of a Death Termination, Executive’s Beneficiary as defined in Section 4.2) shall be entitled to receive any Base Salary and cash bonus which may be owed to Executive but is unpaid as of the date on which Executive’s employment is terminated; and (ii) his Base Salary as in effect on the date of such termination for the period up to, but not including the first anniversary of the Effective Date. In addition, the following provisions shall apply:

(A)
If payment of Base Salary is to be made under clause (ii) of this Section 4.3 due to a Disability Termination, such Base Salary shall be paid at such intervals in accordance with the Company's payroll procedures in effect from time to time with respect to officers of the Company but no less frequently than monthly, and such Base Salary shall be offset by any amounts payable to Executive under any long-term disability plan sponsored by the Company or its affiliates. In the event of Executive’s death following a Disability Termination, any Base Salary payable to Executive under this Section 4.3 (taking into account the offset described above, if any) and not yet paid on the date of Executive’s death shall be paid to Executive’s Beneficiary. Such payments shall be made to the Beneficiary at such times as would otherwise have been payable to Executive under this subsection (A); provided, however, that the Company may in its discretion pay such Base Salary to the Beneficiary in a lump sum payment in an amount determined in accordance with the methodology set forth in subsection (B) of this Section 4.3.

(B)
In the event of a Death Termination, payments to the Beneficiary shall be made in a single lump sum as soon as practical after Executive's death. The amount of such lump sum shall be equal to the present value, determined using a 9% interest rate, of the total amount of Base Salary payable to the Beneficiary pursuant to this Section 4.3 and not yet paid on the date of Executive’s death.

4.4
Employee Benefit Plans and Incentive Compensation and Other Compensatory Arrangements . The benefits, if any, payable to or on behalf of Executive upon his termination of employment from the Company under any employee benefit plan or incentive compensation or other compensatory arrangement shall be governed by the terms and conditions for benefit payments set forth in such plans and arrangements

§ 5.

Miscellaneous

5.1
Binding Effect . This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of Company; and further provided that the Company shall not be entitled to assign or delegate any of its rights or obligations hereunder except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by or under common control with Summit Properties Inc.

5.2
Construction of Agreement . No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage or any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

5.3
Amendment; Waiver . Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto. Any waiver by an party or consent by any party to any variation from any provision of this Agreement shall be valid only if in writing and only in the specific instance in which it is given, and no such waiver or consent shall be construed as a waiver of any other provision or as a consent with respect to any similar instance or circumstance.

5.4	Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

5.5	Survival of Agreements . All covenants and agreements made herein shall survive the execution and delivery of this Agreement and the termination of Executive’s employment hereunder for any reason.

5.6	Headings . The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.7
Notices . All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in either case, addressed as follows:

(a) If to Executive: Todd Farrell At last known address as reflected in the Company’s records.
(b) If to the Company, addressed to: Summit Properties Inc. 309 E. Morehead Street, Suite 200 Charlotte, North Carolina 28202 Attn: Michael G. Malone
5.8	Counterparts . This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.9
Entire Agreement . This Agreement, together with the Noncompetition Agreement and Executive Severance Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and upon the Effective Date, will supersede and replace all prior agreements, written and oral, between the parties hereto or with respect to the subject matter hereof. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUMMIT PROPERTIES INC.

By:_/ S/ Steven R. LeBlanc ___________
Name: Steven R. LeBlanc
Title: President

SUMMIT MANAGEMENT COMPANY

By :__/s/ Steven. R. LeBlanc ___________
Name: Steven R. LeBlanc
Title: Vice President

Collectively, the "Company"

/s/Todd Farrell _________[SEAL]
Todd Farrell

            "Executive"